Exhibit 3.42

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT
OF
TALOS THIRD COAST LLC

a Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TALOS THIRD COAST LLC, a Delaware limited liability company (the “Company”), dated February 7, 2020 (the “Effective Date”), is adopted, executed and agreed to by the Member (as defined below).

WHEREAS, the Member formed the Company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Act”), by filing a Certificate of Formation with the Secretary of State of the State of Delaware on February 7, 2020.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the Member as follows:

1.        Formation. The Company has been formed as a Delaware limited liability company under and pursuant to Act.

2.        Term. The Company shall have perpetual existence unless dissolved in accordance with Section 9 of this Agreement.

3.        Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4.        Members. Talos Production Inc. is the sole member of the Company as of the Effective Date (the “Member”). The Member may admit one or more additional members to the Company on such terms as the Member may determine. An additional member shall (a) execute a counterpart to this Agreement and (b) make a contribution to the Company in an amount determined in good faith by the Member.

5.        Contributions. The Member is deemed to have made an initial contribution to the capital of the Company in exchange for a 100% membership interest in the Company. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6.        Distributions. The Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) enjoy all other rights, benefits and interests in the Company.

7.        Management. The management of the Company shall be exclusively vested in the Member and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member. Any action to approve or consent to any matter hereunder or pursuant to the Act by the Member may be accomplished by written consent executed by the Member. Written consents may be executed and delivered by telecopy or like electronic means.

8.        Officers.

(a)       General. The Member may designate one or more persons to be officers of the Company (“Officers’’). Officers are not “managers,” as that term is used in the Act. Any Officers who are so designated shall have such titles and authority and perform such duties as the Member may delegate to them from time to time and perform such duties as are commonly associated with such office of limited liability companies or other business entities or as otherwise provided in this Agreement. The salaries or other compensation, if any, of the Officers shall be fixed by the Member. Any Officer may be removed as such, either with or without cause, by the Member. Designation of an Officer shall not of itself create contract rights.

(b)       Titles. To the extent appointed by the Member, the Officers may be a President, a Secretary, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer and such other Officers as the Member may from time to time elect or appoint. Any number of offices may be held by the same person.

9.         Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event will cause the Company to dissolve.

10.       Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

11.       Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Member.

12.       Liability. The Member and the Officers shall not have any liability for the obligations, debts or liabilities of the Company except to the extent provided in the Act.

13.      Duties, Exculpation and Indemnity.

(a)       Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, to the fullest extent permitted by applicable law, the Member shall have no fiduciary or other duties (including any duty of disclosure) to the Company, any Officer or any other person that is a party to or bound by this Agreement. To the fullest extent permitted by applicable law, neither the Member nor its partners, members or equity holders nor any of their respective directors, managers, officers or employees (each individually, a “Member Covered Person” and, collectively, the “Member Covered Persons”) shall be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by any Member Covered Person. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Member Covered Person against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Member Covered Person (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Member Covered Person in its capacity as a Member Covered Person in connection with the Company, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such Member Covered Person engaged in actual fraud or willful misconduct. Reasonable expenses, including reasonable attorneys’ fees and disbursements, incurred by a Member Covered Person and relating to any proceeding in connection with which indemnification is sought under this Section 13(a) shall be advanced by the Company upon written demand by such Member Covered Person; provided, however, that such Member Covered Person shall reimburse the Company for such expenses if it is finally determined that such Member Covered Person is not entitled to indemnification hereunder.

(b)       To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless (i) each Officer of the Company and (ii) each person who is or was an employee of the Company or a director, officer or employee of any subsidiary of the Company who the Member expressly designates as a being entitled to the rights to indemnification set forth in this Section 13(b) in a written resolution (individually, an “O&E Covered Person” and, collectively, the “O&E Covered Persons”) against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the O&E Covered Person (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the O&E Covered Person in its capacity as an O&E Covered Person in connection with the Company to the same extent as if the Company were a corporation organized under the laws of the State of Delaware that indemnified and held harmless its directors, officers, employees and agents to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on the Effective Date (but including any expansion of rights to indemnification thereunder from and after the Effective Date), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such O&E Covered Person would not be so entitled to be indemnified and held harmless if the Company were a corporation organized under the laws of the State of Delaware that indemnified and held harmless its directors, officers, employees and agents to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on the Effective Date (but including any expansion of rights to indemnification thereunder from and after the Effective Date). Reasonable expenses, including reasonable attorneys’ fees and disbursements, incurred by an O&E Covered Person and relating to any proceeding in connection with which indemnification is sought under this Section 13(b) shall be advanced by the Company upon written demand by such O&E Covered Person; provided, however, that such O&E Covered Person shall reimburse the Company for such expenses if it is finally determined that such O&E Covered Person is not entitled to indemnification hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the Effective Date.

MEMBER:

TALOS PRODUCTION INC.

By:	/s/ Timothy S. Duncan
	Name:	Timothy S. Duncan
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT OF
TALOS THIRD COAST LLC